EXHIBIT 99.1

Red Robin Satisfies Terms of Amended Credit Agreement Through Public Offering of Common Stock

Greenwood Village, CO – June 17, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that it has successfully raised approximately $30 million through its “at-the-market” equity offering program (the “ATM Program”), satisfying the terms of its amended credit agreement.

The issuance of this equity meets the “Minimum Capital Event” as defined in the First Amendment to Credit Agreement and Waiver to the Company’s Amended and Restated Credit Agreement. Therefore, the lenders have suspended the application of the Leverage Ratio Covenant and FCCR Covenant, in each case, for the fiscal quarters ending on or about October 4, 2020 and December 27, 2020 and increased the maximum leverage permitted for purposes of the Leverage Ratio Covenant for each of the first three fiscal quarters ending in 2021.

The Company intends to use the net proceeds from sales of shares of its common stock under the ATM Program (the “Shares”) for general corporate purposes, including repayment of indebtedness.

The Shares are being offered through J.P. Morgan Securities LLC (“J.P. Morgan”), as distribution agent. J.P. Morgan may sell the Shares by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or into any other existing trading market for the Shares and such other sales as agreed upon by the Company and J.P. Morgan, including to J.P. Morgan as principal for its own account. Sales may be made at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices and, as a result, sales prices may vary.

The Company’s prospectus supplement filed on June 16, 2020 with the Securities and Exchange Commission (“SEC”) adds to, updates or otherwise changes information contained in the accompanying prospectus contained in a shelf registration statement on Form S-3 (File No. 333-238806) for the offering of Shares. Prospective investors should read the prospectus, the prospectus supplement and other documents the Company has filed with the SEC (some of which are incorporated by reference into the prospectus and prospectus supplement) for more complete information about the Company, the ATM Program and the risks the Company currently is facing due to the spread of COVID-19. You may obtain copies of the prospectus supplement and accompanying prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov or by contacting J.P. Morgan Securities, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Group or by calling toll free at (866) 803-9204.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any Shares of the Company, which is made only by means of a prospectus supplement and related prospectus. There will be no sale of Shares in any jurisdiction in which the offer, solicitation of an offer to buy or sale would be unlawful.

About Red Robin

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. At Red Robin, burgers are more than just something Guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 452 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release regarding potential sales of Shares pursuant to the Company’s ATM Program, intended use of net proceeds from sales of the Shares under the ATM Program, timing of sales, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the extent of the impact of the COVID-19 global pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our Team Members, economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; the amount of cash tax refund received as a result of the CARES act; the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; changes in unemployment rate; the ability to achieve significant cost savings; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company’s ability to continue to increase sales; the impact of political protests and curfews imposed by state and local governments; the effectiveness of the Company’s marketing strategies and promotions and menu changes; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company’s strategic initiatives including service model and technology solutions; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; general market conditions; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports); and the base prospectus and the prospectus supplement used for the offering filed with the U.S. Securities and Exchange Commission.

Contact:

ICR
Raphael Gross, Managing Director
(203) 682-8253